Exhibit 99.1

CAREER EDUCATION CORPORATION ANNOUNCES SALE OF INTERNATIONAL

ACADEMY OF DESIGN IN TORONTO

RCC Institute of Technology to Operate the Campus

Hoffman Estates, Ill.—(BUSINESS WIRE)—July 11, 2008—Career Education Corporation (NASDAQ: CECO) announced today that it has sold the Toronto campus of the International Academy of Design and Technology to RCC Institute of Technology (RCC), a division of Yorkville University (NB). RCC has been operating technology related programs in Ontario since 1928 and is authorized by the Province of Ontario to award diplomas as well as bachelor’s degrees in various aspects of technology.

In December, 2007, the IADT campus in Toronto announced that it would be “teaching out” its programs, a process that would allow the campus to wind down operations while enabling current students to complete their programs. However, the campus would not enroll new students. The decision was made because the campus was no longer a fit within CEC’s larger network of Academy Schools.

“Although we embarked on the teach-out process, we were of course willing to entertain offers for sale, particularly if we believed the sale would benefit students, faculty and staff by allowing the campus to remain open,” said Gary E. McCullough, President and CEO of Career Education Corporation. “We are pleased to have been able to sell the campus to RCC, who we believe will be able to build on the success of the institution.”

RCC will continue to educate current students through the transition with as little disruption as possible. “IADT-Toronto is known across Canada for the outstanding programs it offers,” said Dr. Michael C. Markovitz, Vice-Chairman of RCC Institute of Technology. “In the next few months we will engage in an open and inclusive planning process to select the best plan for the way forward, including new student recruitment. The RCC/Yorkville management team looks forward to working with the campus management team in paving the road to a successful future for the institution and its current and future students.”

CEC expects to record a noncash loss of approximately $3 million as a result of the sale of IADT – Toronto in the fiscal quarter ended June 30, 2008. The loss, along with the results of operations for all periods prior to June 30, 2008, will be reflected within Discontinued Operations in the Company’s consolidated financial statements. IADT – Toronto contributed $24 million of revenue and an $8 million operating loss for the year ended December 31, 2007.

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

CONTACT:

Career Education Corporation

Lynne Baker

847/851-7006

or

Andrea Meyer

847/585-3937

www.careered.com

SOURCE: Career Education Corporation